Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 15, 2020 relating to the financial statements of Sprint Corporation (“Sprint”), appearing in T-Mobile US, Inc.’s (“T-Mobile”) Current Report on Form 8-K dated May 18, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
June 22, 2020